EXHIBIT 10.3

            CORPORATE DEVELOPMENT CONSULTING AGREEMENT

     THIS AGREEMENT, made and entered into this 14th day of February, 1997 by and between Newriders, Inc. (hereinafter "Client"), a corporation organized and existing under the laws of the State of Nevada, having its principal office at 1040 East Herndon Ave., Suite 102, Fresno, California 93720, and National Investors Council (hereinafter "NIC"), a sole proprietorship having its principal place of business at 1501 Westcliff Drive, Suite 305, Newport Beach, California 92660.

                            WITNESSETH

     WHEREAS, NIC and its affiliates have the professional ability to assist corporations in strategic planning, organizational development, broker and shareholder relations, media relations and other corporate activities, hereinafter "Corporate Development", and

     WHEREAS, Client desires to receive consulting services and assistance on Corporate Development,

     NOW, THEREFORE, the parties agree to the following:

1. Client hereby agrees to contract with NIC for Corporate Development consulting services and NIC hereby agrees to provide said services to Client in a professional and timely manner. These services shall include but are not limited to all of NIC's publishing and reporting services, i.e., Corporate Digests, "Bill Nordstrom's Growth Stock Newsletter" and "Portfolio Picks."

2. The term of this Agreement shall be one year from the date of execution.

3.     Compensation shall be as follows:

     A. Client shall issue 30,000 shares of Client's common stock to William R. Nordstrom, the sole proprietor of NIC, such shares to be issued under Client's S-8 stock and option plan immediately upon the effective date of said plan;

     B. As soon as permitted by applicable securities laws, Client shall issue to William R. Nordstrom, the sole proprietor of NIC, options under Client's S-8 plan to purchase 250,000 shares of Client's common stock at $2.50 per share, such option to have an expiration date of five years from the date of issuance;

     C. Client shall issue to Mr. M. Richard Keating, an individual and an affiliate of NIC, 20,000 shares of Client's common stock under Client's S-8 stock and option plan, immediately upon the effective date of said plan, and;

     D. As soon as permitted by applicable securities laws, Client shall issue to Mr. M. Richard Keating options under Client's S-8 plan to purchase 100,000 shares at $2.50 per share, such option to have an expiration date of five years from the date of issue.

4. Client agrees to pay any pre-approved expenses incurred by NIC and/or its affiliates while performing Corporate Development services under this Agreement, such as travel and lodging, printing, bulk mailing costs, etc. In the event NIC performs services for anyone other than Client while traveling at Client's expense, the travel expenses for that trip shall be pro-rated among the parties as appropriate.

5. This Agreement shall be governed for all purposes by the laws of the State of California.

6. This Agreement can only be terminated for cause, which shall be defined as unprofessional, untimely or fraudulent providing of Corporate Development consulting services. If Client is dissatisfied with NIC's performance, Client shall give notice in writing specifying such dissatisfaction, and NIC shall have 10 business days in which to rectify or resolve the complaint. NIC's failure to resolve or rectify the complaint shall constitute cause for termination.

7. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, will be finally settled by Arbitration in Newport Beach, California, in accordance with the then current rules of the American Arbitration Association. Any award shall be final, binding and conclusive upon the parties and a judgment upon the award rendered thereon may be entered in any court of competent jurisdiction. Unless otherwise ordered by the arbitrators, each party to such arbitration shall bear its own costs and expenses of such arbitration, including its experts, evidence and legal fees and expenses.

8. This Agreement contains the entire Agreement of the two parties and supersedes all other agreements, either oral or written, and no representations or warranties that are not contained herein shall be valid or binding on the parties hereto.

9. This Agreement may not be changed, modified, amended or supplemented except by written instrument signed by both parties.

10. This Agreement may not be assigned or otherwise transferred in whole or in part by either party without the prior written consent of the other party, which consent shall not be unreasonably withheld.

11. The terms of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assignees of the parties hereto.

12. If any part, term or provision of this Agreement shall be held unenforceable, such provision shall be deemed to have been severed from this Agreement, and the remainder of this Agreement shall nevertheless remain in full force and effect.

13. Each party hereto agrees to execute, acknowledge and deliver such other instruments and to do all other such acts as may be necessary or appropriate in order to carry out the purpose and intend of this Agreement.

14. Neither party shall be liable for any failure to delay in performance under this Agreement which is due in whole or in part, directly or indirectly to any cause of any nature beyond the reasonable control of such parties, including fire, explosion, earthquake, storm, flood, strike, lockout activities of a combination of workmen or other labor difficulties, war, insurrection, riot, act of God, or the public enemy, law, regulation, ordinance or instrument of government or other public authorities, or judgment or decree of a court of competent jurisdiction (not arising out of breach by such party of this Agreement). In the event of the happening of such a cause, the party so affected shall give prompt, written notice to the other party stating the period of time the same is expected to continue, and shall take all reasonable measures to ensure that the effects of such case of Force Majeure is kept as minimal as possible.

15. All notices required by this Agreement shall be in writing. All notices and reports shall be considered to be delivered when faxed, hand delivered, or sent by overnight courier. Notices shall be deemed to be given when received by the other party.

16. Waiver by either party of breach or any provision herein shall be in writing, and shall in no way be construed as a waiver of any succeeding breach or provision or the waiver of the provision itself.

17. In performing the Corporate Development consulting services under this Agreement, NIC and its affiliates shall operate as, and have the status of, independent contractor. As an independent contractor, NIC will be solely responsible for determining the means and methods of performing and/or providing the Corporate Development consulting services described in this Agreement.

18. NIC will rely upon the accuracy and completeness of information supplied to it by the Client in the performance of its Corporate Development activities. Client agrees to hold harmless and bear the cost of defense of NIC for any claim which arises from Client's negligence in providing accurate and complete information to NIC.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives.

NEWRIDERS, INC.               NATIONAL INVESTORS COUNCIL

By: /s/ Michael Purcell          By: /s/ W R Nordstrom
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Date:      3/28/97               Date:      2/14/97
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